As filed with the Securities and Exchange Commission on March 1, 1999
                                                          Registration No. 333-
================================================================================



                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                            ----------------------

                                   FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
(Including registration of shares for resale by means of a Form S-3 Prospectus)

                            ----------------------

                               IA CORPORATION I
            (Exact Name of Registrant as Specified in its Charter)

                            ----------------------

        DELAWARE                                        94-3161772
        --------                                        ----------
(State of Incorporation)                  (I.R.S. Employer Identification No.)

                         1900 POWELL STREET, SUITE 600
                       EMERYVILLE, CALIFORNIA 94608-1840
                   (Address of Principal Executive Offices)

                            ----------------------

                                1996 STOCK PLAN
                       1998 EMPLOYEE STOCK PURCHASE PLAN
                     NON-QUALIFIED STOCK OPTION AGREEMENTS
                           (FULL TITLE OF THE PLANS)

                            ----------------------
                               DAVID M. WINKLER
                            CHIEF FINANCIAL OFFICER
                               IA CORPORATION I
                         1900 POWELL STREET, SUITE 600
                       EMERYVILLE, CALIFORNIA 94608-1840
                                (510) 450-7000

                             --------------------
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

                            ----------------------

                                  Copies to:
                             BARRY E. TAYLOR, ESQ.
                       WILSON SONSINI GOODRICH & ROSATI
                           PROFESSIONAL CORPORATION
                              650 PAGE MILL ROAD
                           PALO ALTO, CA 94304-1050
                                (650) 493-9300

================================================================================

=========================================================================================

                        CALCULATION OF REGISTRATION FEE

=========================================================================================
                                                  Proposed
               Title of                           Maximum
              Securities               Amount     Offering     Aggregate      Amount of
                to be                  to be      Price Per    Offering      Registration
              Registered             Registered   Share        Price            Fee
-----------------------------------------------------------------------------------------
To be issued under the                   1,400,000 $1.0870  (1) $1,521,800.00  $  423.06
  Common Stock, $0.01 par value
  Stock Plan........................
To be issued under the 1998 Employee     159,306   $ .8500  (2) $ 135,410.10   $   37.64
  Stock Purchase Plan,
Issued under the 1998 Employee Stock
  Purchase Plan.....................      90,694   $1.000   (3) $  90,694.00   $   25.21
  Common Stock, $0.01 par value.....
To be issued under the Nonstatutory
  Stock Option Agreements............    574,311   $1.8125      $1,040,938.68  $  289.38
=========================================================================================
          TOTAL                        2,224,311     ---        $2,788,842.78  $      776
=========================================================================================

     (1) Computed in accordance with Rule 457(h) and 457(c) under the Securities Act of 1933, as amended (the "Securities Act"). Such computation is based on the weighted average exercise price of $1.1607 per share with respect to 758,000 outstanding options and on the price of $1.00 with respect to 642,000 authorized but unissued shares underlying options representing the average of the high and low prices of IA Corporation I Common Stock on the Nasdaq National Market on February 23, 1999 (the "Market Price").

     (2) The offering price of $.8500 per share represents the estimated exercise price of the 159,306 shares subject to future issuance under the 1998 Employee Stock Purchase Plan, which is 85% of the Market Price.

     (3) Computed in accordance with Rule 457(h) and 457(c) under the Securities Act. Such computation is based on the Market Price.

                                  PROSPECTUS

                               IA CORPORATION I

                         90,694 Shares of Common Stock

                             ____________________

The shares offered in this Prospectus involve a high degree of risk. You should carefully consider certain "Risk Factors" in determining whether to buy any IA
                    Corporation Common Stock.  See page 3.

                             ____________________

   Our Common Stock is listed on the Nasdaq National Market under the system "IACP." On February 23, 1999 the average of the high and low prices of the
                      Common Stock was $1.00 per share.

                             ____________________


 This Prospectus relates to 90,694 shares of our common stock (the "Shares"), which the selling stockholders (the "Selling Stockholders") may offer from time to time in one or more transactions in the over-the-counter market.  We will receive no part of the proceeds from sales of the shares. The Selling Stockholders acquired the shares pursuant to our employee benefit plans.

   The prices at which the Selling Stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. See "Plan of Distribution." The offering is not being underwritten. We will not receive any of the proceeds from the sale of the shares. None of the shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this
                             Prospectus is a part.

                             ____________________


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS
 PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             ____________________

                 The date of this Prospectus is March 1, 1999

                               TABLE OF CONTENTS


                                                                       Page
                                                                      ------
The Company...........................................................   3
Risk Factors..........................................................   3
Use of Proceeds.......................................................   6
Selling Stockholders..................................................   6
Plan of Distribution..................................................   7
Legal Matters.........................................................   8
Experts...............................................................   8
Where You Can Find More Information...................................   8
Indemnification of Directors and Officers.............................   9
Information Incorporated by Reference.................................   9

                                  THE COMPANY

We were incorporated in Delaware in 1992. Our headquarters are located at 1900 Powell Street, Suite 600, Emeryville, California 94608-1840, and our telephone number at that address is (510) 450-7000. We develop, market, implement and support software solutions for financial service organizations that require flexible automation of high volume, complex transactions.

                                  RISK FACTORS

Investing in this company entails substantial risk. You should purchase shares only if you can afford a complete loss. You should carefully consider the following risk factors and other information contained in this prospectus before deciding to invest in shares of our common stock.

This prospectus and the documents referred to herein contain forward-looking statements that are based on current expectations and are subject to substantial risks and uncertainties. You can identify these forward-looking statements by words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar words. You should read statements that contain these words carefully because they: (1) discuss our future expectations; (2) contain projections of our future results of operations or financial condition; or (3) state other "forward-looking" information. These statements are not guarantees of future performance. There may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe and may cause our stock price to fall.

You should carefully consider the risks of your investment which we have described in the "risk factors" section below, as well as other information contained in this prospectus, information incorporated by reference, and information which we file with the Securities and Exchange Commission from time to time. The information in this prospectus is complete and accurate as of this date, but the information may change after the date on this prospectus.

We Have Historically Experienced Operating Losses; We Cannot Assure You That We Will be Profitable. We have incurred significant net losses since our inception. At September 30, 1998, our accumulated deficit was approximately $21.6 million. We have had operating profits only in the quarters ended March 31, 1995, 1996 and 1997, June 30, 1996, September 30, 1996 and 1997, and December 31,1996 and 1997. We cannot assure you that we will have operating profits in future quarters or on an annual basis. We expect a net loss for the quarter ended March 1, 1999.

Our Quarterly Operating Results Fluctuate. Our revenues and operating results have varied in the past, and may continue to vary significantly in the future. It is difficult to forecast our revenues and operating results. In addition, the following factors, among others, could materially adversely affect our revenues and operating results:

     . The relatively long sales and implementation cycles of our software products
     .    The variable size and timing of individual license transactions
     .    The timing of revenue recognized under the percentage- of-completion method
     .    Increased competition
     .    The timing of new product releases by us and our competitors
     .    Market acceptance of our software products
     .    Delay or deferral of customer implementation of our products
     .    Software defects or other quality problems with our software products
     .    Changes in our and our competitors' pricing policies
     .    The mix of license and service revenue
     .    Budgeting cycles our customers
     . The impact of the current consolidations in the banking industry which may continue to slow sales cycles and reduce the number of potential new customers
     . The introduction of indirect sales into our revenue mix which could result in lower gross margins
     .    Changes in operating expenses
     .    Changes in our strategy
     .    Personnel changes and general economic factors

In addition, we are still in the process of transitioning from providing software development services to developing and selling software products. Our transition entails a number of risks, including:

     .    Potential declines in revenue
     . The need to develop the appropriate sales, marketing and software production and distribution infrastructure.

Further, because our orders range in size from several hundred thousand dollars to several million dollars, any deferral or cancellation of an expected new order, termination of, or delay in completion of, an existing large application development contract has, and may continue to have a significant impact on quarterly operating results. Additionally, we had expected substantial revenue contributions from our 1997 alliance with NCR. This alliance has to-date provided significantly less revenue than we originally expected. We cannot assure you that this alliance will be successful in the future. Although we are pursuing additional alliance opportunities, we cannot assure you that any of these will be successful either. In addition, our customers or potential customers may defer or cancel purchases of our products in the event of any downturn in their business or the economy in general. Further, as the Year 2000 approaches, many current and potential customers are focusing their resources on the Year 2000 capability issues. This attention to Year 2000 capability may cause our customers or potential customers to further defer or cancel their decision to purchase or implement our software products.

Due primarily to hardware requirements and customer site preparation, there is typically a three to four month period between when a CheckVision customer order is placed and the commencement of our installation services. We have experienced a nine-month to one-year installation period for RemitVision. Installation of our software products requires the cooperation of our customers. Any delay in our installation of our software products could delay our recognition of revenue, which could materially adversely effect on our operating results and financial condition. In the past, we have experienced delays installing our products. These delays resulted in strained customer relations, and, in one instance, a contract termination. Similar situations in the future could continue to adversely affect our operating results and could also adversely
effect our ability to market our products.    The Company's future operating
results could continue to be adversely affected if revenues do not meet the Company's expectations. The Company may also choose to reduce prices, increase spending in response to competition or to pursue new market opportunities. In particular, the Company's operating margins may continue to be materially adversely affected in the future if new competitors, technological advances by existing competitors, other competitive factors, or the Company's failure to obtain software development contracts continue to require the Company to invest significant resources in software product development efforts.

Due to the above factors, our revenues are difficult to forecast. We will, however, base our expense levels in significant part on our expectations of future revenue. As a result, we expect our expense levels to be relatively fixed in the short term. Our failure to meet revenue expectations could adversely affect our operating results. Further, an unanticipated decline in revenue for a particular quarter may disproportionately affect our net income, because a relatively small amount of our expenses will vary with revenues in the short term. Because of the foregoing factors, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and that such comparisons should not be relied upon as indications of future performance. Further, it is possible that in future periods our operating results may be below the expectations of public market analysts and investors. In such an event, the price of our Common Stock would be materially adversely affected.
See "We Experience Risks Associated with to Software Product Business,""Our Product Sales Cycle is Long".

We Experience Risks Associated with Transition to Software Product Business. Upon formation, we shifted our strategy to focus increasingly on deriving revenue from software products rather than from system integration services. During this transition, which is still under way, we derived a majority of our total revenues from the provision of services pursuant to large software development contracts, certain of which provided the basis for our software products. We recognize revenue from software development contracts on the percentage-of-completion basis. Service revenue as a percentage of total revenues for 1997 and 1996 was 50.5% and 48.0%, respectively, and 42.7% and 56.6% for the nine months ended September 30, 1998 and 1997, respectively. To achieve revenue growth and improve operating margins, we must increase market acceptance and sales of our software products. As we have become increasingly reliant upon software product sales, we could continue to experience a decline in total revenues if service revenue continues to decline more quickly than we can increase revenue from software product sales. We must develop and enhance our sales and marketing capabilities and software production and distribution infrastructure as we continue the transition from a service business to a software product business. We cannot assure you that we will be successful in creating the necessary capabilities and infrastructure. Any significant failure by us to manage the transition successfully would continue to materially adversely effect our business, operating results and financial condition and would continue to create significant fluctuation in quarterly operating results.

We Depend on Development Services. Through 1997 we derived the majority of our total revenues from large application development contracts. We have completed the majority of these contracts, and we have been unable to attract new large application development contracts as we have focused on sales of our software products. Sales of our software products have been lower than expected. Furthermore, we have historically used the research we derived from our software development contracts as the basis for our software products, and we anticipate that future software products may arise from new software development contracts. Any ability to attract new customers to enter into such contracts, will materially adversely affect our ability to develop new software products. In addition, to the extent we are required to develop future software products without software development contracts, our expenditures for software product development may continue to materially adversely affect our operating margins. We cannot assure you that we will be able to attract new customers to enter into software development contracts or that we will be able to develop new software products based on our research in connection with new software development contracts. In addition, we cannot assure you that we will be able to independently develop new software products, and any such failure would have a material adverse effect on the Company's business, operating results and financial condition. If we develop new software products, we may have to expend substantial additional financial resources on software product development, and we cannot assure you that such software products will achieve market acceptance. In addition, upon commercialization of software products developed in connection with software development contracts, we have agreed under certain circumstances in the past, and may in the future agree to pay royalties to repay development expenses to the customer for whom the development services were undertaken, and any such payments could have a material adverse effect on our business, operating results and financial condition.

We Rely on Banking Industry; We Must Penetrate Additional Segments of the Financial Services Industry. Currently, a substantial majority of our total revenue results from the services and licenses we provide to large banks. Our future operating results will depend in part on our ability to penetrate additional segments of the financial services industry such as the brokerage, mutual funds, insurance and credit card segments. While we may devote substantial resources to penetrate these and other markets, we cannot assure you that the revenues generated from this effort, if any, will exceed the cost of such efforts. To successfully expand our product offerings to market segments other than the banking industry, we will have to create new software products and modify our existing software products. We cannot assure you that we will be able to create or modify such software products effectively or that such software products, if successfully created or modified, will achieve market acceptance. If we are unable to penetrate new markets, our future financial condition will be dependent upon our ability to further penetrate the banking industry. The current focus of the banking industry on mergers and on Year 2000 issues may continue to impede our ability to further penetrate this industry.
If we are unable to adapt our software products, or our sales and marketing efforts to meet the needs of new markets, or if we are unsuccessful in our efforts to further penetrate the banking industry, our business, operating results and financial condition could be materially adversely affected.

Our Product Sales Cycle is Long. Our sales cycle is typically six to twelve months and varies substantially from customer to customer. We believe that the purchase of our software products is discretionary and represents a strategic decision requiring a significant capital investment by our customers. As a result, purchase of our software products generally involves a significant commitment of management attention and resources by prospective customers and requires multiple approvals. In addition, current consolidations in the banking industry could continue to impact sale cycles. Accordingly, our sales are subject to a long approval process. Our business, operating results and financial condition have been in the past, and could be in the future, materially adversely affected if customers delay, reduce or cancel orders. Such delays, reductions or cancellations may contribute to significant fluctuations of quarterly operating results in the future and may adversely affect such results.

Our Customer Base Is Highly Concentrated. To date we have been highly dependent on a concentrated customer base. In 1997, 1996 and 1995, our two largest customers provided 24%, 34% and 45% of our total revenue, respectively. For the three months ended September 30, 1998, our largest three customers provided 54.5% of our total revenues. For the nine months ended September 30, 1998, no sales to any one customer accounted for 10% or more of total revenues. For the nine months ended September 30, 1997, our largest two customers provided 22.0% of our total revenues. Our reliance on a concentrated base of customers has been due primarily to our dependence on large software development contracts and on our reliance on the top tier of the banking market. We intend to continue to seek customer support for strategic development projects that may yield additional software products and expects that we may continue to experience a dependence on a few significant customers for the foreseeable future. If we are unable to establish relationships with additional significant customers and if we continue to experience difficulties in increasing revenues derived from the sale of software products as a percentage of total revenues, our business, operating results and financial condition could continue to be materially adversely affected.

Our Industry is Subject to Rapid Technological Change and We Depend on New Software Products. The market for our software products is characterized by rapid technological developments, evolving industry standards and rapid changes in customer requirements. The introduction of competitive software products responding to these trends could render our existing software products obsolete and unmarketable. As a result, our success depends upon its ability to continue to enhance its existing software products, respond to changing customer requirements and develop and introduce in a timely manner new software products that keep pace with technological developments and emerging industry standards. Customer requirements include, but are not limited to:

     . Operability across distributed heterogeneous and changing hardware platforms
     .    Operating systems
     .    Relational databases
     .    Networks

For example, as more of our customers start to utilize Microsoft NT or adopt other emerging operating systems on server platforms, we may need to optimize the operation of our software products on such platforms in order to maintain our competitive ability. We cannot assure you that our software products will achieve market acceptance, or will adequately address the changing needs of the marketplace, or that we will be successful in developing and marketing enhancements to its existing software products, or new software products incorporating new technology on a timely basis. Any failure to develop and introduce new software products, or enhancements to existing software products, in a timely manner to adequately address changing market conditions or customer requirements, could materially adversely affect our business, operating results and financial condition.

We have a number of ongoing software development projects. We expect to release enhancements to our CheckVision and RemitVision products. Our objective is to increase the portion of our total revenues derived from these software products. We cannot assure you that we will release these enhancements in a timely manner or at all, or that the features these enhanced software products include will be features required to achieve market acceptance. Our product development programs have been delayed in the past and we have experienced delays in the development of RemitVision. We had lower than anticipated profits due to delays in RemitVision contracts and due to our much lower sales of CheckVision products than originally anticipated. The failure of our software products to achieve broader market acceptance and increased sales could continue to have a material adverse effect on our business, operating results and financial condition. See "-- We Encounter Risks Associated with Year 2000 Compliance".

We Encounter Risks Associated With Year 2000 Compliance. The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. If the Company's internal systems do not correctly recognize date information when the year changes to 2000, there could be an adverse impact on the Company's operations. We have completed an assessment and expect to purchase enhanced software for our internal computer systems, which we expect to be Year 2000 compliant. We expect to implement the new software by July 31, 1999. We have contacted our critical suppliers of products and services to determine that such suppliers' operations and the products and services they provide to us are Year 2000 capable. We cannot assure you that the failure of one of our suppliers to ensure appropriate Year 2000 capability would not have an adverse effect on us. We have also assessed the capability of our products sold to customers and believe that the likelihood of a material adverse impact due to contingencies related to the Year 2000 issue for the product we have sold is remote. We cannot assure you, however, that our software products contain all necessary software for Year 2000 compatibility. If any of our licensees experience Year 2000 problems, such licensees could assert claims for damages against us. Any such litigation could result in substantial costs and diversion of our resources, even if ultimately decided in favor of us. In addition, many companies are expending significant resources to correct their software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase new software products such as those which we offer. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition and results from operations.


                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares of our common stock offered by the Selling Stockholders. All proceeds from the sale of the shares will be for the account of the Selling Stockholders. See "Selling Stockholders" and "Plan of Distribution."


                              SELLING STOCKHOLDERS

     Except as noted below, none of the Selling Stockholders is an executive officer or director of the Company and none of the Selling Stockholders beneficially own, individually or in the aggregate, more than 1% of the outstanding Common Stock of the Company prior to this offering. The following table shows the names of the Selling Stockholders and the number of shares of Common Stock to be sold by them pursuant to this Prospectus:



           Name                                            No. of Shares
           -------------------------------------------------------------
           Arjun Aiyer                                             3,237

           Elizabeth Bennett                                           1

           Ravindra N. Bhalla                                        431

           Gerald M. Blodgett                                      7,644

           Elena Chen                                                  1

           I-Chin Chen                                                 1

           Russell G. Chum                                         1,313

           William Cunningham                                        780

           Pratap Dhopte                                               1

           Rajesh Edke                                               851

           Charles R. Engan                                        1,108

           Mohsen Fahim                                            1,493

           Yue Peng Feng                                           3,855

           Anthony J. Harris                                         248

           Glenn Herteg                                            5,689

           William G. Hipps                                        3,430

           Kuan-I Hsiung                                           4,021


           Name                                            No. of Shares
           -------------------------------------------------------------
           Prashant Jamkhedkar                                       336

           James M. Kalinski                                         930

           Patricia Kasavan                                            1

           Michael Katten                                            264

           Nathaniel Kingsley                                      4,725

           Francine Ko                                                 1

           Josef Kofman                                              380

           David Lee                                                 546

           Hui-Tsung Liang                                         1,860

           Hao-Yuan Lu                                             5,293

           Geraldine McGrath (1)                                     611

           Kristine Meidberg                                           1

           Glenn A. Meisenheimer                                   5,816

           Kevin D. Moran (2)                                      4,525

           George Griffi Nelson                                      301

           Jon P. Palmer                                           3,508

           Raye Raskin                                             1,520

           Charles A. Rogers                                         565

           Margaret S. Rozowski                                      269

           Darryl Seward                                             901

           Ashok K. Shankarappa                                    3,560

           Steve Sherman                                               1

           Vikram Sridharan                                        2,242

           Ramachandra Vungutur                                        1

           Michael Waters                                            380

           James Roy Williams                                        312

           Russell M. Wilsey                                       2,219

           David M. Winkler                                        2,178

           Laurence K. Woon                                        7,470

           Donald O. Worthington                                   1,868

           Dongxiao Yue                                            4,006

(1) Ms. McGrath has served as our Vice President since April 6, 1997 and General Counsel since August 1, 1992. As of the date of this Prospectus, Ms. McGrath owns less than 1% of the outstanding shares of common stock.

(2) Mr. Moran has served as our President, Chief Executive Officer and director since July 27, 1998. As of the date of this Prospectus, Mr. Moran owns less than 1% of the outstanding shares of our common stock.

(3) Mr. Winkler has served as our Chief Financial Officer since November 13, 1996, and Vice President, Secretary and Treasurer since August 1, 1992. As of the date of this Prospectus, Mr. Winkler owns approximately 1% of the outstanding shares of our common stock, including 42,286 shares issuable upon exercise of stock options exercisable within 60 days of the date of this Prospectus.


                             PLAN OF DISTRIBUTION

     We have been advised by the Selling Stockholders that they intend to sell all or a portion of the Shares offered hereby from time to time in the over-the-counter market and that sales will be made at prices prevailing in the public market at the times of such sales. The Selling Stockholders may also make private sales directly or through a broker or brokers, who may act as agent or as principal. Further, the Selling Stockholders may choose to dispose of the Shares offered hereby by gift to a third party or as a donation to a charitable or other non-profit entity. In connection with any sales, the Selling Stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act.

     Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders (and from any purchaser of shares in such transaction). Usual and customary brokerage fees will be paid by the Selling Stockholder. Broker-dealers may agree with the Selling Stockholders to sell a specified number of Shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such Shares commissions computed as described above.

     We have advised the Selling Stockholders that the anti-manipulative rules of Regulation M under the Exchange Act may apply to sales in the market and have informed them of the possible need for delivery of copies of this Prospectus. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and, if any such broker-dealers purchase Shares as principal, any profits received on the resale of such Shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

     If applicable, upon our being notified by the Selling Stockholders that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a cross or block trade, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act, setting forth the name of the participating broker-dealer(s), the number of Shares involved, the price at which such Shares were sold by the Selling Stockholders, the commissions paid or discounts or concessions allowed by the Selling Stockholders to such broker-dealer(s), and, where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus. Any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus. There can be no assurance that the Selling Stockholders will sell any or all of the Shares of Common Stock offered hereunder.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the issuance of the Shares will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual report on form 10-K for the year ended December 31, 1997, as set forth in their report, which is incorporated by reference in reliance on the report of Ernst & Young LLP, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document that we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You can obtain copies of our SEC filings at prescribed rates from the SEC Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

     Shares of our Common Stock are traded as "National Market Securities" on the Nasdaq National Market. Documents we file can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     You can read and print press releases and additional information about us, free of charge, at our web site at http://www.neurocrine.com.

     This Prospectus is a part of a Registration Statement on Form S-8 (together with all amendments and exhibits, referred to as the "Registration Statement") filed by us with the SEC under the Securities Act of 1993, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the shares of Common Stock offered hereby, please refer to the Registration Statement. The Registration Statement may be inspected at the public reference facilities maintained by the SEC at the addresses set forth above. Statements in this Prospectus about any document filed as an exhibit are not necessarily complete and, in each instance, you should refer to the copy of such document filed with the SEC. Each such statement is qualified in its entirety by such reference.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     There are hereby incorporated by reference in this Prospectus the following documents and information heretofore filed with the Securities and Exchange
Commission:

     The Registrant's Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by law. The Registrant believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties.

     The Registrant has entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in the Registrant's Bylaws. These agreements, among other things, indemnify the Registrant's directors and executive officers for certain expenses (including attorneys' fees), judgements, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person's service as a director or executive officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the request of the Registrant.

     The Registrant has purchased insurance on behalf of any officer or director for any liability arising out of his or her actions in such capacity. The Registrant believes that indemnification agreements and insurance are necessary to attract and retain qualified directors and executive officers.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Registrant where indemnification will be required or permitted. The Registrant is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.


                     INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this Prospectus.

     We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed:

     Our Annual Report on Form 10-K for the year ended December 31, 1997 filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act").

     Our Definitive Proxy Materials for the Annual Meeting of Stockholders held on June 17, 1998, filed pursuant to Section 13 of the Exchange Act.

     Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 filed pursuant to Section 13 of the Exchange Act.

     Our Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 filed pursuant to Section 13 of the Exchange Act.

     Our Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 filed pursuant to Section 13 of the Exchange Act.

     The description of the Registrant's Common Stock contained in the Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act on October 11, 1996.

     You may request a free copy of these documents by writing to Investor Relation, IA Corporation, 1900 Powell Street, Suite 600, Emeryville, CA 94608-1840.

     You should rely only on the information incorporated by reference or provided in this Prospectus or a prospectus supplement or amendment. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. Also, this Prospectus does not offer to sell any securities other than the securities covered by this Prospectus. You should not assume that the information in this Prospectus or a prospectus supplement or amendment is accurate as of any date other than the date on the front of the document.

                               IA CORPORATION I
                      REGISTRATION STATEMENT ON FORM S-8

                                    PART II

                INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference
         ---------------------------------------

         There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the "Commission"):

         (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1997 filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act").

         (b) The Company's Definitive Proxy Materials for the Annual Meeting of Stockholders held on June 17, 1998 filed pursuant to Section 13 of the Exchange Act.

         (c) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 filed pursuant to Section 13 of the Exchange Act.

         (d) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 filed pursuant to Section 13 of the Exchange Act.

         (e) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 filed pursuant to Section 13 of the Exchange Act.

         (f) The description of the Registrant's Common Stock contained in the Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act on October 11, 1996.

         All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities.
         -------------------------

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.
         --------------------------------------

         Not applicable.

Item 6.  Indemnification of Directors and Officers.
         -----------------------------------------

         The Registrant's Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by law. The Registrant believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties.

         The Registrant has entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in the Registrant's Bylaws. These agreements, among other things, indemnify the Registrant's directors and executive officers for certain expenses (including attorneys' fees), judgements, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person's service as a director or executive officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the request of the Registrant.

         The Registrant has purchased insurance on behalf of any officer or director for any liability arising out of his or her actions in such capacity. The Registrant believes that indemnification agreements and insurance are necessary to attract and retain qualified directors and executive officers.

         At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Registrant where indemnification will be required or permitted. The Registrant is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

         See also the undertakings set out in response to Item 9 herein.

Item 7.  Exemption from Registration Claimed.
         -----------------------------------

         The issuance of the Shares being offered by the Form S-3 resale prospectus were deemed exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act.

Item 8.  Exhibits.
         --------

                Exhibit
                Number                             Description
                -------  ------------------------------------------------------
                4.1      1996 Stock Plan, as amended
                4.2      1998 Employee Stock Purchase Plan
                4.3      Stock Option Agreement between the Company and
                         Kevin D. Moran
                4.4      Stock Option Agreement between the Company and
                         Timothy F. McCarthy
                5.1      Opinion of Wilson, Sonsini, Goodrich & Rosati, P.C.as
                         to legality of securities being registered.
                23.1     Consent of Wilson, Sonsini, Goodrich & Rosati, P.C.
                         (contained in Exhibit 5.1).
                23.2     Consent of Ernst & Young LLP, Independent Auditors.
                24.1     Power of Attorney (see page II-4).

Item 9.  Undertakings.
         ------------

         (a)   The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware Corporation Law, the Certificate of Incorporation of the Registrant, the Bylaws of the Registrant, Indemnification Agreements entered into between the Registrant and its officers and directors, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on this 1st day of March, 1999.

                                    IA CORPORATION I

                                    By: /s/ Kevin D. Moran
                                       --------------------------
                                        Kevin D. Moran
                                        President, Chief Executive Officer and
                                           Chairman of the Board

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Kevin D. Moran and David M. Winkler, and each one of them, individually and without the other, his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

        Signature                              Title                           Date
--------------------------    ---------------------------------------   ------------------
 /s/ Kevin D. Moran           President, Chief Executive Officer and     March 1, 1999
--------------------------
   Kevin D. Moran             Chairman of the Board

   /s/ David M. Winkler       Chief Financial Officer, Vice President    March 1, 1999
--------------------------
     David M. Winkler         and Secretary

     /s/ Henry Kressel        Director                                   March 1, 1999
--------------------------
      Henry Kressel

     /s/ Stewart Gross        Director                                   March 1, 1999
--------------------------
      Stewart Gross

     /s/ John Oltman          Director                                   March 1, 1999
--------------------------
      John Oltman

     /s/ Randy Katz           Director                                   March 1, 1999
--------------------------
     Randy Katz

/s/ Chakravarthi V. Ravi      Director                                   March 1, 1999
--------------------------
   Chakravarthi V. Ravi

/s/ Timothy F. McCarthy       Director                                   March 1, 1999
--------------------------
   Timothy F. McCarthy

                               INDEX TO EXHIBITS


 Exhibit
 Number                      Description
--------  --------------------------------------------------
  4.1     1996 Stock Plan, as amended
  4.2     1998 Employee Stock Purchase Plan
  4.3     Stock Option Agreement between the Company and Kevin D. Moran.
  4.4     Stock Option Agreement between the Company and Timothy F.
          McCarthy
  5.1     Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
          as to legality of securities being registered.
 23.1     Consent of Wilson Sonsini Goodrich & Rosati, P.C.
          (contained in Exhibit 5.1).
 23.2     Consent of Ernst & Young LLP, Independent Auditors.
 24.1     Power of Attorney (see page II-4).